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PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                             David A. Bowers
5430 LBJ Freeway, Suite 1700                         President & CEO
Dallas, Texas 75240                                  Tel. 864-286-1122

                    COMPX REPORTS THIRD QUARTER 2005 RESULTS
                     AND DECLARES REGULAR QUARTERLY DIVIDEND

Dallas, TEXAS ... November 4, 2005 ... CompX International Inc. (NYSE: CIX) announced today sales of $47.1 million for the third quarter of 2005 compared to $46.2 million in the third quarter of 2004. Operating income was $5.0 million in the third quarter of 2005 compared to $5.1 million in the third quarter of 2004. Due to a change in the Company's expectation relating to the repatriation of non-U.S. earnings, the Company incurred a non-cash income tax charge during the quarter of approximately $9.0 million ($0.59 per diluted share), as discussed below. As a result, CompX recorded a loss from continuing operations of $6.1 million for the third quarter of 2005, or $0.40 per diluted share, compared to income of $3.5 million, or $0.24 per diluted share, in the third quarter of 2004.

CompX also announced today that its board of directors declared CompX's regular quarterly dividend of twelve and one-half cents ($0.125) per share on its class A and class B common stock, payable on December 27, 2005 to stockholders of record at the close of business on December 9, 2005

Net sales for the nine-month period ended September 30, 2005 increased to $139.7 million from $136.0 million for same period of the previous year. Operating income was $13.8 million for the nine-month period of 2005 compared to $12.2 million for the comparable period of 2004. Loss from continuing operations for the nine-month period in 2005, which was impacted by the noted tax charge, was $1.5 million, or $0.10 per diluted share, compared to income of $8.1 million, or $0.54 per diluted share in 2004. Net sales comparisons were primarily impacted by sales volume associated with the acquisition of a small components business in August 2005, the positive effect of fluctuations in currency exchange rates and increases in selling prices for certain products across all segments to recover volatile raw material prices, which were partially offset by sales volume decreases for certain products caused by Asian competition. Operating income comparisons were primarily impacted by the favorable impact of a continuous focus on reducing costs partially offset by a negative impact of currency exchange rates. As a result of certain limitations on the ability to utilize foreign tax credits, the Company's effective income tax rate, excluding the tax charged noted above, was higher in the first nine months of 2005 as compared to the same period of 2004.

With the continued positive cash flow of its non-U.S. operations and the Company's strategic plans to grow and diversify domestically, the Company has determined that certain earnings from its foreign subsidiaries would no longer be considered permanently reinvested outside of the United States for the foreseeable future. In accordance with accounting principles generally accepted in the United States, such a change in business plans requires CompX to recognize the $9.0 million deferred income tax liability with respect to the incremental U.S. income taxes (federal and state) and foreign withholding taxes that would be incurred when such prior undistributed foreign earnings are subsequently repatriated.

"While the non-cash tax charge had a negative impact on our third quarter earnings, it results from our plans to reallocate capital amongst our various businesses and maximize shareholder returns," commented David A. Bowers, President & CEO. "We completed a relatively small acquisition in August, and we continue to actively seek additional opportunities for growth and diversification which will utilize our strong balance sheet. Our cash position is up significantly from a year ago and we have minimal debt outstanding. We remain confident in the strength of our company as is evident by our board's declaration today of our regular quarterly dividend."

CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems. It operates from eight locations in the U.S., Canada and Taiwan and employs more than 1,300 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the timing and amount of future cost savings from restructuring actions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)


                                                Three months ended                Nine months ended
                                                   September 30,                   September 30,
                                                     2004 2005                        2004 2005
                                             ------------------------         -----------------------



Net sales                                     $  46.2          $  47.1        $  136.0      $   139.7

Cost of goods sold                               35.9             36.1           106.4          107.9
                                              ------------------------        -----------------------

Gross profit                                     10.3             11.0            29.6           31.8

Selling, general and administrative               5.2              6.0            17.4           18.0
                                              ------------------------        -----------------------

Operating income                                  5.1              5.0            12.2           13.8

Interest expense                                 (0.1)            (0.1)           (0.4)          (0.2)

Other income, net                                 0.2              0.1             1.4            0.4
                                              ------------------------         ----------------------

Income from continuing operations

     before income taxes                          5.2              5.0            13.2           14.0

Income tax expense                                1.7             11.1             5.1           15.5
                                              ------------------------        -----------------------

Income (loss) from continuing

       operations                                 3.5             (6.1)            8.1          (1.5)

Discontinued operations, net of tax               0.3               -              0.6          (0.5)
                                              ------------------------        ----------------------

Net income (loss)                             $   3.8          $  (6.1)       $    8.7       $  (2.0)
                                              ========================       =======================


Net income (loss) per diluted common share
     Continuing operations                    $  0.24          $ (0.40)       $   0.54       $ (0.10)
     Discontinued operations                     0.02            -                0.04         (0.03)
                                              ------------------------        ----------------------

                                              $  0.26          $ (0.40)       $   0.58       $ (0.13)
                                              ========================        ======================

Weighted average diluted common
  shares outstanding                             15.2             15.2            15.2          15.2
                                              ========================        ======================

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)


                                                            December 31,        September 30,
                                                                2004                2005
                                                         -----------------     --------------
                        Assets                                                 (Unaudited)

Current assets:

   Cash and equivalents                                     $      16.8          $      28.3

   Accounts receivable, net                                        19.2                 22.3

   Inventories                                                     20.8                 22.7

   Prepaid expenses and other                                       2.1                  3.8

   Deferred income taxes                                            1.4                  2.9

   Assets held for sale                                            18.0                  -
                                                            -----------          -----------

       Total current assets                                        78.3                 80.0

Intangibles                                                        30.7                 38.2

Net property and equipment                                         66.1                 69.1

Note receivable                                                     -                    2.9

Assets held for sales                                              11.0                  -

Other assets                                                        0.2                  0.1
                                                            -----------          -----------

         Total assets                                       $     186.3          $     190.3
                                                            ===========          ===========



         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities                 $      18.3                 22.3

   Accrued income taxes and other                                   2.7                  0.6

   Liabilities related to assets held for sale                      5.0                  -
                                                            -----------          -----------

       Total current liabilities                                   26.0                 22.9

Long term debt                                                      0.1                  1.5

Deferred income taxes                                               4.9                 16.7

Stockholders' equity                                              155.3                149.2
                                                            -----------          -----------

         Total liabilities and stockholders' equity         $     186.3          $     190.3
                                                            ===========          ===========